Exhibit 10.19
SUMMARY OF SENIOR MANAGEMENT COMPENSATION PLAN
     The following is a summary of the Olympic Steel, Inc. Senior Management Compensation Plan (the “Plan”)
PURPOSE
 The Plan provides cash awards based on the achievement of goals relating to the financial performance of the Company. The purpose of the Plan is to promote profitability, the management of assets and growth by motivating management to perform to the best of their abilities and to achieve the Company’s financial and business objectives.
ELIGIBILITY AND PARTICIPATION
 The Compensation Committee has oversight over the Plan including participation and eligibility criterion. The following positions are included in the Plan:
•	Executive Officers

•	Commercial Vice Presidents

•	Certain Corporate Vice Presidents and Managers

•	Others, as determined in accordance with the Plan
Participants must be employed at the end of the Company’s fiscal year end in order to be eligible for the incentive. If the individual is no longer a participant due to death, disability or retirement, the Compensation Committee of the Board of Directors has discretion in awarding a full or pro-rata incentive. Individuals who become eligible to participate during the middle of the Company’s fiscal year are eligible for pro-rated incentives.
COMPANY PERFORMANCE FACTORS
Incentives are based upon pre-tax income, growth in tons sold, safety, inventory turnover and expense control.
AMOUNT OF INCENTIVE
Incentives are calculated as a percentage of pre-tax income. The percentage level varies based on the participants’ position.
PAYOUT SCHEDULE
If the incentive is less than 75% of the participant’s base salary, it is paid in cash in a single lump sum, subject to payroll taxes withholding. If the incentive is greater than 75% of the participant’s base salary, it is paid out in annual installments.
This document is not intended, and shall not be construed so as to, confer any contractual right upon any executive or other employee. The Company reserves the right to amend the Plan from time-to-time (and at any time) in any manner, to terminate the Plan, to pay no bonus to any particular person or group of persons, and to decrease bonus amounts and/or increase bonus amounts from the level(s) otherwise required by the Plan as to any particular person or group of persons.